Exhibit 99.1

Contacts

MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
Richard Edwards
Polaris Inc.
phone: 763-513-3477
Richard.Edwards@polaris.com

Polaris Inc. Announces Departure of Chairman and CEO

Scott Wine to leave Polaris effective Dec. 31

Board executing succession plans

Polaris reaffirms 2020 sales and adjusted earnings guidance

MINNEAPOLIS--(BUSINESS WIRE)--November 17, 2020--Polaris Inc. (NYSE: PII) today announced that Chairman and CEO Scott Wine will leave Polaris to assume the CEO role at CNH Industrial (NYSE: CNHI / MI: CNHI). Wine will remain in his current role at Polaris through the end of the year as the Board executes its succession plans. Transition plans will be announced at a later date.

“For the last 12 years, I have had the extraordinary honor of leading the best team in powersports, and it is incredibly rewarding to reflect on all that we have accomplished together,” said Wine. “I am most proud of the team and the culture that have made working here so gratifying, and having witnessed firsthand the ingenuity, passion and drive that permeates the Company, I leave with complete confidence that Polaris’ future is bright. I also want to offer my sincere thanks to my incredibly talented colleagues and to the Polaris Board for their guidance and leadership during my tenure.”

“Scott has been an exceptional leader for Polaris. During his tenure, Polaris grew from a strong Minnesota company into a global leader in the powersports market—more than tripling sales and vaulting Polaris into the Fortune 500,” said Polaris’ Lead Independent Director John Wiehoff. “Scott has assembled an experienced and highly capable executive team, and together they have built an incredible strategy and platform that will drive Polaris’ continued success. The Board is grateful for his vision and contributions and wishes him the best in his new role.”

Wine joined Polaris in 2008 as CEO and was elected as Chairman of the Board in 2013. During his time as CEO, Polaris grew from a $1.9 billion organization to a nearly $7 billion global powersports Company. Today, Polaris is a leader in powersports aimed at helping the world ‘Think Outside’ through its diverse portfolio of 30+ brands. In its pursuit of being a customer-centric highly efficient growth company, Polaris has continually invested in product research & development, focused on elevating technology and digital offerings, and expanded into new and adjacent markets, including Boats and Aftermarket.

Polaris Reaffirms Full Year 2020 Sales and Earnings Guidance

The Company today reaffirmed its previously announced full year 2020 sales and adjusted earnings guidance. Adjusted net income is expected to be in the range of $7.15 to $7.30 per diluted share for the full year 2020, a 13 to 16 percent increase over 2019, on expected sales growth in the range of two to three percent compared to 2019 adjusted sales of $6,783 million.

About Polaris

As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com.

Forward-looking Statements

The guidance set forth herein is forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on Polaris’ business, supply chain, and the global economy; Polaris’ ability to successfully implement its manufacturing operations expansion and supply chain initiatives; Polaris’ ability to successfully source necessary parts and materials and the ability of Polaris to manufacture products to meet increasing demand; the continuation of the increasing consumer demand for Polaris’ products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by Polaris with the Securities and Exchange Commission. Polaris does not undertake any duty to any person to provide updates to its forward-looking statements.